EXHIBIT 99.1

WORLDHEART 10-KSB AUDIT REPORT INCLUDES “GOING CONCERN” QUALIFICATION

WORLDHEART RECEIVES NON-COMPLIANCE LETTER FROM NASDAQ STOCK  MARKET

Oakland, CA, USA – April 3, 2008: (NASDAQ: WHRT, TSX: WHT) – World Heart Corporation (WorldHeart or Corporation) announced today that its recently filed financial statements for the fiscal year ended December 31, 2007 contained a going concern qualification received from its independent registered public accounting firm, Burr Pilger & Mayer LLP. This announcement is being made to comply with NASDAQ Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification.

On March 31, 2008, the Corporation received a notice from the NASDAQ Stock Market stating that the Corporation does not comply with Marketplace Rule 4310(c)(3). This rule requires the Corporation to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Corporation has been given until April 15, 2008 to provide a specific plan to achieve and sustain compliance with all The NASDAQ Capital Market listing requirements, including the time frame for completion of the plan. If the Corporation’s plan does not address the issues noted, the NASDAQ will provide a written notification that its securities will be delisted. At that time, WorldHeart may appeal the decision to a NASDAQ Listing Qualifications Panel.  If the common shares were to be delisted, they would trade on the Over-the-Counter Bulletin Board or in the “pink sheets” electronic quotation and trading system.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies.  The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include any statements regarding the Corporation’s expectations with respect to submitting a specific plan to achieve and sustain compliance with The NASDAQ Capital Market listing requirements and the Corporation’s ability to maintain its NASDAQ listing if the plan is not accepted by NASDAQ, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: the Corporation’s  immediate need for additional capital, risks in product development and market acceptance of and demand for the Company’s products; possible delisting from the NASDAQ Stock Market if compliance with the listing standards, including the minimum Stockholders’ Equity standard is not regained; and other risks detailed in the Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB  for the year ended December 31, 2007.